SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to § 240.14a-12
Raindance Communications, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box)

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

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4.	Date Filed:

The following materials were used by Raindance Communications, Inc. (“Raindance”) on February 8, 2006 (Mountain Time) in discussing the proposed transaction referred to in the material below with its employees, customers, investors and partners and Raindance may use these materials in the future for similar purposes:

Media Contact:	Investor Contacts:
Courtney Lis	Charles Messman or Todd Kehrli
Ogilvy Public Relations	MKR Group, LLC
303.634.2626	818.556.3700
courtney.lis@ogilvypr.com	ir@mkr-group.com
Raindance Communications, Inc.
To Announce 2005 Fourth Quarter and Year-End Financial Results
On February 15, 2006
Louisville, Colo., Feb. 8, 2006 — Raindance Communications®, Inc. (Nasdaq: RNDC), the leader in integrated multimedia conferencing services and support, will release financial results for the fourth quarter and year ended December 31, 2005 at the close of the market on Wednesday, February 15, 2006.
The meeting is scheduled to begin at 4:30 p.m. EST on Wednesday, February 15 and will be a multimedia event held on Raindance Seminar Edition. Raindance’s CEO, Don Detampel, and CFO, Nicholas Cuccaro, will host the event and in addition to reviewing the company’s financial results, they will also discuss the proposed acquisition of Raindance by West Corporation previously announced on February 6, 2006.
The public is invited to join the meeting in one of two ways:
1.	To participate in the multimedia event, visit http://earnings.on.raindance.com and click ‘Join Now’. Once on the web, dial 1.877.707.9632 and reference the Raindance earnings call to join by phone or select the option to listen online via the webcast. Participants are encouraged to join via the web several minutes before the scheduled start time. For technical assistance, please call 1.866.562.2309.

2.	To join by phone only, dial 1.877.707.9632 and reference the Raindance earnings call. The press release and accompanying presentation will be available prior to the meeting on Raindance’s web site in the ‘Investor Center’ section.
For those unable to participate live, a replay will be available one hour after the conclusion of the meeting. Visit the ‘Investor Center’ section at www.raindance.com for access information.
About Raindance Communications
Raindance Communications, Inc. (NASDAQ: RNDC), the leader in integrated multimedia conferencing services and support, brings an entirely new level of simplicity and interaction to remote meetings and events. Its suite of best-in-class services, Raindance Seminar Edition and Raindance Meeting Edition, redefine the everyday meeting experience. Thousands of corporate customers currently use Raindance’s technology to more effectively communicate with colleagues, vendors, customers and partners around the world. For more information, please visit www.raindance.com or call 800.878.7326.
Raindance, Raindance Communications, SwitchTower, OpenGo and our logo are trademarks or registered trademarks of Raindance Communications, Inc. All other company names and products may be trademarks of their respective companies.

Additional Information and Where to Find It
In connection with the proposed transaction, Raindance intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, SHAREHOLDERS OF RAINDANCE ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by Raindance with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Raindance may obtain free copies of the documents filed with the SEC by directing a request through the Investors Relations portion of Raindance’s website at http://www.raindance.com or by mail to Raindance, 1157 Century Drive, Louisville, CO 80027, attention: Investor Relations, telephone: (303) 928-3000. You may also read and copy any reports, statements and other information filed by Raindance with the SEC at the SEC public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
Interests of Certain Persons in the Merger
Raindance and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Raindance stockholders in favor of the proposed transaction. Certain executive officers and directors of Raindance have interests in the transaction that may differ from the interests of stockholders generally, including acceleration of vesting of stock options and/or restricted stock awards, payment of cash bonuses in connection with a change in control transaction and continuation of director and officer insurance and indemnification. These interests will be described in the proxy statement when it becomes available.